Exhibit 99.9

PARAMOUNT GOLD AND SILVER CORP.
346 Waverley Street, Suite 110
Ottawa, ON Canada K2P 0W5

October 15, 2009

FCMI Financial Corporation
BCE Place
181 Bay Street, Suite 250
Toronto, Ontario M5J 2T3
Canada
Attn: Henry Fenig

Gentlemen:

We refer to the Support Agreement dated as of August 5, 2009 between Paramount Gold and Silver Corp. (“Paramount”) and FCMI Financial Corporation (the “Shareholder”). Capitalized terms used in this letter have the respective meanings assigned to them in the Support Agreement.

In consideration of the sum of $1.00 paid by each of the parties to this letter to the other, and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Paramount and Shareholder agree that Section 4 of the Support Agreement shall, effective upon signature of this letter, be null and void. Paramount hereby releases the Shareholder from any and all obligations whatsoever imposed by or arising out of Section 4 of the Support Agreement. This release shall be effective with respect to the “Shares” and any “New Shares” that may be acquired by the Shareholder.

Except as set forth in this letter, the Support Agreement remains in effect.

Please confirm your agreement with the foregoing by countersigning this letter below and returning it to the undersigned.

Very truly yours,

PARAMOUNT GOLD AND SILVER CORP.

By:	/s/ Chris Crupi

Chris Crupi
President and CEO

CONFIRMED

FCMI FINANCIAL CORPORATION

By:	/s/ Henry Fenig

Henry Fenig
Executive Vice President